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                                                                    EXHIBIT 99.1


                  SCHEID VINEYARDS ANNOUNCES AGREEMENT TO SELL
                            FOUR VINEYARD PROPERTIES

     Marina del Rey, CA - May 17, 2000 - Scheid Vineyards Inc. (Nasdaq: SVIN) announced today the signing of a Purchase and Sale Agreement whereby its wholly owned subsidiary, Scheid Vineyards California Inc., agrees to sell, subject to normal conditions and contingencies, approximately 1,350 vineyard acres to Coastal Winegrowers, LLC for a purchase price of $21.3 million. The Company expects the transaction to close in approximately 60 days.

     Alfred G. Scheid, Chairman and CEO, stated, "We received an offer for four of our vineyards and felt it was in the best interests of the stockholders to accept the offer." Mr. Scheid continued, "One of these vineyards, a 750-acre parcel, is in the early development stage and is not projected to reach a positive cash flow until 2002. With the short crops of 1998 and 1999, management and our board of directors felt it was prudent to focus on reducing debt and returning our business to a positive cash flow." Mr. Scheid further stated, "While we are continuing to explore various strategies to best maximize shareholder value, we want our shareholders to know it is not our intention to liquidate the Company's assets. We intend to continue in the business of producing premium wine grapes."

     Scheid Vineyards Inc. is a leading independent producer of premium wine grapes and operates approximately 6,000 acres of vineyards, primarily in Monterey County, California. The Company sells most of its grape production under long-term contracts to wineries producing primarily premium quality table wines, and the Company also produces a small amount of ultra premium wine under its own labels.

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